EXHIBIT 99.1

NEWS RELEASE — For Immediate Release
Visteon Announces Third Quarter 2007 Results
Highlights
•	Net loss reduced by $68 million to $109 million

•	EBIT-R improved by $94 million

•	Cash balance of $1.4 billion as of Sept. 30, 2007

•	Restructuring plan on track

•	Customer diversification continues; significant new business wins
VAN BUREN TOWNSHIP, Mich., Oct. 31, 2007 — Visteon Corporation (NYSE:VC) today announced third quarter 2007 results. For the third quarter 2007, Visteon reported a net loss of $109 million, or $0.84 per share, which includes $14 million of non-cash asset impairments, on sales of $2.55 billion. When compared to the same period of 2006, third quarter 2007 net loss was reduced by $68 million on slightly lower sales. EBIT-R, as defined below, for the third quarter 2007 was negative $33 million, which represents an improvement of $94 million over the same period of 2006.
“Our third quarter results show the fundamental improvement we have achieved across our business,” said Michael F. Johnston, chairman and chief executive officer. “We are making progress in every aspect of our improvement plan by implementing our restructuring actions as planned and continuing to improve and grow our operations to position Visteon for long-term success.”
Restructuring
Visteon has completed 17 of the 30 previously identified restructuring activities under its three-year improvement plan and has announced three additional actions.
During the third quarter 2007, Visteon completed the sale of its non-core powertrain operation located in Chennai, India for cash proceeds of $30 million. The Chennai operation generated 2007 sales of approximately $60 million and employed approximately 800 people. Visteon made progress implementing the previously announced closures of its Connersville and Bedford, Ind., facilities. During the third quarter of 2007, the company reached an agreement with the local labor union at Bedford to cease operations by mid-2008. The company remains on track to cease production at Connersville in December of this year.
On Oct. 18, 2007, Visteon announced that it had entered into a non-binding memorandum of understanding for the sale its non-core chassis facility located in Swansea, Wales, United

Contact(s):
Media Inquiries	Investor Inquiries	Visteon Corporation
Kimberley Goode	Derek Fiebig	One Village Center Drive
734-710-5000	734-710-5800	Van Buren Twp., Mich., 48111
kgoode@visteon.com	dfiebig@visteon.com

Kingdom. The completion of the transaction is subject to customary agreements and approvals and is expected to close by the end of 2007.
Upon the completion of the Bedford, Connersville and Swansea actions, 20 of the 30 facilities actions included in the company’s restructuring plan will have been addressed.
New Business Wins
Visteon continues to win new business from a diverse group of customers across each of its key product lines. Year-to-date new business wins are approximately $750 million, about two-thirds of which are related to business outside of North America. Half of the wins are in climate, with the remainder evenly distributed between electronics and interiors.
“Our continued success in winning new business from customers around the world speaks to the strength of Visteon’s product capability and global engineering and manufacturing footprints,” said Donald J. Stebbins, president and chief operating officer.
Third Quarter 2007 Results
For the third quarter 2007, total sales were $2.55 billion, including favorable foreign currency of approximately $100 million. Sales from continuing operations for the third quarter 2006 were $2.58 billion. Product sales to Ford Motor Co. declined 15 percent, or $163 million, to $893 million, primarily reflecting divestitures, sourcing actions and product mix. Product sales to other customers increased 9 percent, or $126 million, to $1.52 billion and represented 63 percent of total product sales.
Third quarter 2007 net loss of $109 million, or $0.84 per share, was reduced by $68 million compared to the third quarter 2006 net loss of $177 million, or $1.38 per share. Third quarter 2007 results include $14 million of non-cash asset impairments. EBIT-R of negative $33 million was an improvement of $94 million over the negative $127 million EBIT-R reported in the third quarter 2006. These improvements were primarily driven by favorable cost performance resulting from the company’s ongoing restructuring and cost-reduction efforts.
Nine Month 2007 Results
For the first nine months of 2007, sales from continuing operations were $8.41 billion including favorable foreign currency of approximately $400 million. Sales from continuing operations for the same period in 2006 were $8.45 billion. During 2007, product sales to Ford declined 14 percent, or $525 million, to $3.15 billion, reflecting lower North American production volumes, divestitures, sourcing actions and product mix. Sales to other customers increased 11 percent, or $494 million, to $4.85 billion and represented 61 percent of total product sales.
Visteon reported a net loss of $329 million, or $2.54 per share, for the first nine months of 2007 compared with a net loss of $124 million, or $0.97 per share, for the same period a year ago. 2007 results include $77 million of non-cash asset impairments compared with $22 million in the same period a year ago. EBIT-R of negative $64 million for the first nine months of 2007 was lower by $128 million when compared to positive $64 million in the same period of 2006. Lower 2007
EBIT-R primarily reflects the non-recurrence of 2006 benefits attributable to the settlement of various post-retirement benefit obligations and customer commercial negotiations, 2007 costs associated with the company’s restructuring activities and lower customer volumes and product mix, principally in North America. These factors were partially offset by cost performance and benefits from restructuring actions.

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Cash Flow and Liquidity
Cash used by operating activities totaled $53 million for the third quarter 2007 compared with $34 million a year ago. The increase in cash used by operating activities is primarily a result of an approximately $70 million reduction in receivable sales under the company’s European securitization facility. Free cash flow was negative $141 million for third quarter 2007 compared with negative $116 million for the same period in 2006.
Visteon used $38 million of cash from operations for the first nine months of 2007 compared with $42 million of cash provided by operations for the first nine months of 2006. For the first nine months of 2007, free cash flow was a use of $270 million, compared with a use of $223 million for the same period a year ago.
As of Sept. 30, 2007, Visteon had cash balances totaling $1.4 billion and total debt of $2.7 billion. Additionally, no amounts were drawn on the company’s $350 million asset-based U.S. revolving credit facility, and the company had availability under its $325 million European receivables securitization facility of about $140 million.
Full Year 2007 Outlook
Visteon expects EBIT-R for the full year 2007 to be in the range of negative $50 million to negative $80 million on product sales of $10.6 billion. Free cash flow is projected to be in the range of negative $200 million to negative $260 million.
“The progress we are making, as well as the actions we will execute in 2008, are laying the foundation for Visteon to be free cash flow positive in 2009,” Johnston said.
Visteon Corporation is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Kerpen, Germany; the company has facilities in 26 countries and employs approximately 43,000 people.
Forward-looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including general economic conditions, changes in interest rates and fuel prices; the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s vehicle production volumes; work stoppages at our customers; our ability to satisfy our future capital and liquidity requirements and comply with the terms of our existing credit agreements and indentures; the financial distress of our suppliers, or other significant suppliers to our customers, and possible disruptions in the supply of commodities to us or our customers due to financial distress or work stoppages; our ability to timely implement, and realize the anticipated benefits of restructuring and other cost-reduction initiatives, including our multi-year improvement plan, and our successful execution of internal performance plans and other productivity efforts; the timing and expenses related to restructurings, employee reductions, acquisitions or dispositions; increases in raw material and energy costs and our ability to offset or recover these costs; the effects of reorganization and/or restructuring plans announced by our customers; the effect of pension and other post-employment benefit obligations; increases in our warranty, product liability and recall costs; the outcome of legal or regulatory proceedings to which we are or may become a

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party; as well as those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2006). We assume no obligation to update these forward-looking statements. The financial results presented herein are preliminary and unaudited; final interim financial results will be included in the company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007.
Use of Non-GAAP Financial Information
This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for full-year 2007 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.
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Visteon news releases, photographs and product specification details are available at www.visteon.com

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VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, Except Per Share Data)
(Unaudited)

	Three-Months Ended		Nine-Months Ended
	September 30		September 30
	2007	2006	2007	2006
Net sales
Products	$2,410	$2,447	$8,001	$8,032
Services	136	133	407	416

	2,546	2,580	8,408	8,448

Cost of sales
Products	2,313	2,397	7,635	7,423
Services	134	131	402	412

	2,447	2,528	8,037	7,835

Gross margin	99	52	371	613

Selling, general and administrative expenses	131	176	445	537
Asset impairments	14	—	65	22
Restructuring expenses	27	14	89	35
Reimbursement from Escrow Account	27	14	109	35

Operating (loss) income	(46)	(124)	(119)	54

Interest expense, net	42	40	123	125
Debt extinguishment gain	—	—	—	8
Equity in net income of non-consolidated affiliates	11	8	34	27

Loss before income taxes, minority interests, discontinued operations, change in accounting and extraordinary item	(77)	(156)	(208)	(36)

Provision for income taxes	20	10	65	57
Minority interests in consolidated subsidiaries	12	5	32	22

Net loss from continuing operations before change in accounting and extraordinary item	(109)	(171)	(305)	(115)

Loss from discontinued operations, net of tax	—	6	24	13

Net loss before change in accounting and extraordinary item	(109)	(177)	(329)	(128)

Cumulative effect of change in accounting, net of tax	—	—	—	(4)

Net loss before extraordinary item	(109)	(177)	(329)	(132)

Extraordinary item, net of tax	—	—	—	8

Net loss	$(109)	$(177)	$(329)	$(124)

Per share data:
Basic and diluted loss per share from continuing operations before change in accounting and extraordinary item	$(0.84)	$(1.33)	$(2.36)	$(0.90)
Loss from discontinued operations, net of tax	—	0.05	0.18	0.10

Basic and diluted loss per share before change in accounting and extraordinary item	(0.84)	(1.38)	(2.54)	(1.00)
Cumulative effect of change in accounting, net of tax	—	—	—	(0.03)

Basic and diluted loss per share before extraordinary item	(0.84)	(1.38)	(2.54)	(1.03)
Extraordinary item, net of tax	—	—	—	0.06

Basic and diluted loss per share	$(0.84)	$(1.38)	$(2.54)	$(0.97)

Average shares outstanding (millions)
Basic	129.7	128.1	129.4	127.7
Diluted	129.7	128.1	129.4	127.7

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	(Unaudited)
	September 30	December 31
	2007	2006
ASSETS

Cash and equivalents	$1,422	$1,057
Accounts receivable, net	1,289	1,245
Interests in accounts receivable transferred	463	482
Inventories, net	535	520
Other current assets	250	261

Total current assets	3,959	3,565

Equity in net assets of non-consolidated affiliates	233	224
Property and equipment, net	2,798	3,034
Other non-current assets	129	115

Total assets	$7,119	$6,938

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Short-term debt, including current portion of long-term debt	$109	$100
Accounts payable	1,781	1,825
Accrued employee liabilities	307	323
Other current liabilities	336	320

Total current liabilities	2,533	2,568

Long-term debt	2,604	2,128
Employee benefits, including pensions	641	924
Postretirement benefits other than pensions	629	747
Deferred income taxes	193	170
Other non-current liabilities	393	318
Minority interests in consolidated subsidiaries	288	271

Shareholders’ deficit
Preferred stock (par value $1.00, 50 million shares authorized, none outstanding)	—	—
Common stock (par value $1.00, 500 million shares authorized, 131 million shares issued, 130 million and 129 million shares outstanding, respectively)	131	131
Stock warrants	127	127
Additional paid-in capital	3,405	3,398
Accumulated deficit	(3,973)	(3,606)
Accumulated other comprehensive income (loss)	160	(216)
Other	(12)	(22)

Total shareholders’ deficit	(162)	(188)

Total liabilities and shareholders’ deficit	$7,119	$6,938

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

	Three-Months Ended		Nine-Months Ended
	September 30		September 30
	2007	2006	2007	2006
Operating Activities

Net loss	$(109)	$(177)	$(329)	$(124)

Adjustments to reconcile net loss to net cash (used by) provided from operating activities:
Depreciation and amortization	109	107	346	315
Asset impairments	14	—	77	22
Non-cash postretirement benefits	(12)	—	15	(72)
Extraordinary item, net of tax	—	—	—	(8)
Debt extinguishment gain	—	—	—	(8)
Equity in net income of non-consolidated affiliates, net of dividends remitted	(14)	(7)	1	(4)
Non-cash tax items	(24)	(15)	(54)	(20)
Other non-cash items	(11)	7	(6)	3
Change in receivables sold	(2)	67	(67)	12
Changes in assets and liabilities:
Accounts receivable and retained interests	177	(27)	95	(7)
Escrow receivable	18	(6)	31	18
Inventories	(17)	30	(39)	11
Accounts payable	(149)	(30)	(99)	(203)
Other	(33)	17	(9)	107

Net cash (used by) provided from operating activities	(53)	(34)	(38)	42

Investing Activities

Capital expenditures	(88)	(82)	(232)	(265)
Proceeds from divestitures and asset sales	69	7	159	18
Other	(5)	(6)	(6)	(6)

Net cash used by investing activities	(24)	(81)	(79)	(253)

Financing Activities

Short-term debt, net	34	9	30	(364)
Proceeds from debt, net of issuance costs	—	6	497	1,182
Principal payments on debt	(40)	(2)	(58)	(612)
Repurchase of unsecured debt securities	—	—	—	(141)
Other, including book overdrafts	14	4	(17)	(5)

Net cash provided from financing activities	8	17	452	60

Effect of exchange rate changes on cash	18	2	30	26

Net (decrease) increase in cash and equivalents	(51)	(96)	365	(125)

Cash and equivalents at beginning of period	1,473	836	1,057	865

Cash and equivalents at end of period	$1,422	$740	$1,422	$740

VISTEON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in Millions)
(Unaudited)
In this press release the Company has provided information regarding non-GAAP financial measures of “EBIT-R” and “free cash flow.” Such non-GAAP financial measures are reconciled to their closest US GAAP financial measure below.
EBIT-R: EBIT-R represents net loss before net interest expense, provision for income taxes and extraordinary item and excludes impairment of long-lived assets and net unreimbursed restructuring charges. Related amounts included in loss from discontinued operations are reflected in the totals below. Management believes EBIT-R is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s operating activities.

	Three-Months Ended		Nine-Months Ended		FY 2007
	September 30		September 30		Estimate
	2007	2006	2007	2006
Net loss	$(109)	$(177)	$(327)	$(124)	$(430) -	(400)

Interest expense, net	42	40	123	117	170
Provision for income taxes	20	10	65	57	95
Asset impairments	14	—	77	22	77
Extraordinary item, net of tax	—	—	—	(8)	—
Restructuring and other reimbursable costs	27	14	121	35	137
Reimbursement from escrow account	(27)	(14)	(121)	(35)	(129)

EBIT-R	$(33)	$(127)	$(64)	$64	$(80) -	(50)

EBIT-R is not a recognized term under US GAAP and does not purport to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBIT-R may not be comparable to other similarly titled measures of other companies. Additionally, EBIT-R is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.
Free Cash Flow: Free cash flow represents cash flow from operating activities less capital expenditures. Management believes that free cash flow is useful in analyzing the Company’s ability to service and repay its debt and it uses the measure for planning and forecasting future periods, as well as in compensation decisions.

	Three-Months Ended		Nine-Months Ended		2007
	September 30		September 30		Estimate*
	2007	2006	2007	2006
Cash provided from operating activities	$(53)	$(34)	$(38)	$42	$90-150
Capital expenditures	(88)	(82)	(232)	(265)	(350)

Free cash flow	$(141)	$(116)	$(270)	$(223)	$(260)-(200)

Free cash flow is not a recognized term under US GAAP and does not reflect cash used to service debt and does not reflect funds available for investment or other discretionary uses.

*   As of September 30, 2007 Visteon had $96 million of total receivable sales. This represents a $61 million decrease from the     $157 million at December 31, 2006. Full year 2007 estimates are based on receivables sales equal to the December 31, 2006     level.